Transition and Separation Agreement
This Transition and Separation Agreement (this “Agreement”) is entered into as of March 26, 2014 (the “Effective Date”), by Isobel Jones (the “Executive”), on the one hand, and Annie’s, Inc. (the “Company”), on the other hand (the Executive and the Company are referred to collectively as the “Parties”).
1.Resignation. The Executive hereby resigns from her position as General Counsel and Secretary of the Company and from all other officer positions at the Company and its subsidiaries and affiliates and from any officer position that is held by the Executive at the direction or request of the Company with any other entities, effective as of 11:59 p.m. PT on May 23, 2014 or such earlier date after April 30, 2014 as the Executive shall specify upon at least two weeks’ prior written notice to the Company (the “Officership Change Date”). In addition, the Executive hereby resigns, effective as of 11:59 p.m. PT on the Officership Change Date, from all trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company and its subsidiaries and affiliates. The Executive shall promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations.
2.Transition; Termination of Employment. From and after the Effective Date and until the Termination Date (as defined below), the Executive shall continue to be employed by the Company but shall transition to a non-executive role with the Company, without change to her current base salary or title, payable in accordance with the Company’s general payroll practices, or other benefits. From and after the Effective Date and until the Officership Change Date, or such sooner date as the Executive’s employment may be terminated by the Executive for any reason or by the Company for Cause (as defined under the Letter Agreement (as defined below)) (such Officership Change Date or sooner date, the “Termination Date”), Executive shall perform only such duties and special projects as are assigned by the Chief Executive Officer of the Company. The Company shall not have any obligation to rehire the Executive, nor shall the Company have any obligation to consider her for employment after the Termination Date. The Executive shall not be entitled to receive an annual bonus in respect of the Company’s fiscal 2015 annual cash incentive program. Provided (i) the Executive remains an employee of the Company on the Officership Change Date; and (ii) delivers to the Company a Release in the form attached as Exhibit A executed by the Executive on or within one week of the Officership Change Date, and does not revoke such Release, the Company shall (A) pay Executive (i) an amount equal to six months’ base salary, paid in accordance with the Company’s general payroll practices (the “Severance Payments”); provided that the first payment of the Severance Payments will be made on the 60th day after the Termination Date, and will include payment of any amount of the Severance Payments that were otherwise due prior thereto; and (ii) any annual bonus in respect of the Company’s fiscal 2014 annual cash incentive program, if any, and not previously paid to the Executive, payable when bonuses are paid to other executive officers of the Company for such fiscal year (such amounts collectively, the “Termination Payment”); and (B) deliver to the Executive a Release in the form attached as Exhibit A executed by the Company. Solely for purposes of calculating the amount of annual bonus payable to the Executive pursuant to clause (A)(ii) of the immediately preceding sentence, the Executive shall be deemed to have scored at 75% with respect to completion of her fiscal 2014 goals. If the Executive fails to timely deliver, or revokes, the Release, the Executive shall not be entitled to the Termination Payment. The Parties agree and acknowledge that the Termination Payment will be in full satisfaction of the Company’s obligation to pay severance to the Executive under the letter agreement dated February 2, 2013, between the Executive and the Company (the “Letter Agreement”).
3.Miscellaneous.
a.Confidentiality; Proprietary Information. Notwithstanding anything herein to the contrary, the Executive shall at all times during and after her employment comply with the terms of the Proprietary Information and Confidentiality Agreement between the Executive and the Company.
b.Withholding. The Termination Payment shall be subject to all applicable or required deductions, taxes, and withholdings.
c.Assigns. The terms of this Agreement are binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.
d.Governing Law. This Agreement is, and disputes arising under it are, governed by the laws of the State of California without regard to the principles of conflicts of law that would apply the laws of another jurisdiction.
e.Non-Disparagement. The Executive shall not, directly or indirectly, make or cause to be made, any statement that disparages or is likely to harm the reputation of the Company, any of its affiliates, or any of their respective products, services, officers, directors or employees. The Company shall direct its directors and offers not to, directly or indirectly, make or cause to be made, any statement that disparages or is likely to harm the reputation of the Executive. Truthful statements required to be made by law or in response to legal process shall not violate this Section 3(e). Notwithstanding Section 6, the Parties shall be entitled to seek injunctive relief in aid of arbitration to enforce the provisions of this Section 3(e).
f.Filing. This Agreement shall be filed as an exhibit to the Company’s report on Form 10-K for its fiscal year ending March 31, 2014. The parties agree and acknowledge that this Agreement shall not be publicly disclosed prior to such filing.

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g.Severability. Each provision in this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision is ineffective to the extent of such prohibition or invalidity, without prohibiting or invalidating the remainder of the such provision or the remainder of this Agreement.
h.Entire Agreement; Each Party the Drafter. This Agreement constitutes the entire agreement and complete understanding of the Parties with regard to the matters set forth herein and, except as otherwise set forth in this Agreement, supersedes any and all prior or contemporaneous agreements, understandings, and discussions, whether written or oral, between the parties with regard to such matters. No other promises or agreements are binding unless in writing and signed by each of the parties after the date hereof. Should any provision of this Agreement require interpretation or construction, the entity interpreting or construing this Agreement should not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
i.Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or electronic transmission shall be deemed an original executed counterpart.
4.Effective Time of Release. For any Release hereunder to be valid, the Executive must deliver an executed copy of such Release to the Company as provided in Section 5 of this Agreement within the applicable time period specified herein. The Executive shall have seven calendar days from the date of delivery of any Release (the “Revocation Period”) to revoke such Release; provided, that if the last day of the Revocation Period falls on a Saturday, Sunday or legal holiday, the last day of the Revocation Period will be deemed to be the next business day. The Executive may revoke any Release by indicating her desire to do so in writing delivered to the Company as provided in Section 5 of this Agreement by no later than 11:59 p.m. PT on the last day of the Revocation Period. The effective date of any Release (the “Release Effective Date”) shall be the day after the last day of the applicable Revocation Period.
5.Notices; Payments. All notices or communications hereunder shall be in writing, and shall be addressed as follows (or to such other address as either Party may have furnished to the other in writing by like notice): (a) To the Company: Annie’s, Inc., 1610 Fifth Street, Berkeley, CA 94710, Attn: Chief Executive Officer, email Jforaker@annies.com, (b) To the Executive at the Executive’s home address in the Company’s records. All such notices or communications shall be conclusively deemed to be delivered (i) if sent by hand delivery or by email (to the Company as set forth above), upon receipt, (ii) if sent by overnight courier, one business day after being sent by overnight courier, or (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice or

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correspondence is mailed. The Termination Payment shall be sent to the Executive’s home address in the Company’s records.
6.Dispute Resolution. All claims, disputes, demands, or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, the Executive’s employment with the Company, or the termination of such employment, including but not limited to any statutory claims, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California (applying California law) in accordance with the Employment Arbitration Rules and Procedures of the American Arbitration Association then in effect (available at www.adr.org). To the fullest extent permitted by law, any arbitration under this Agreement will take place on an individual basis only; class arbitrations and class actions are not agreed to or permitted under this Agreement. By entering into this Agreement, the Executive and the Company each are waiving the right to participate in a class, collective or representative action for all employment-related disputes, and they specifically waive the right to receive any recovery as a result of such actions. As such, neither party may initiate a proposed class, collective or representative action against the other, nor may they participate in proposed class, collective or representative action (e.g., as a class member) or receive any recovery as a result of such actions. The foregoing shall not bar the Executive from participating in a representative action brought by a governmental agency; provided, that the Executive expressly waives any right to recovery in such action. The Parties shall be permitted to conduct discovery as allowed under the Federal Code of Civil Procedure. The decision of the arbitrator shall be in writing, shall be reasoned, and shall be final and binding upon the parties thereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In connection with any such arbitration and regardless of outcome, each party shall bear its own costs and expenses, including without limitation its own legal fees and expenses, except that the Company shall bear the arbitrator’s fees and costs and any costs in excess of what the Executive would have paid to bring suit in court. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

Dated: March 26, 2014	/s/ Isobel Jones
Isobel Jones

Dated: March 26, 2014	/s/ John M. Foraker
John M. Foraker Chief Executive Officer
Annie’s, Inc.

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EXHIBIT A

MUTUAL GENERAL RELEASE AND WAIVER

This Mutual General Release and Waiver (this “Release”) is entered into as of [____], 2014, by Isobel Jones (the “Executive”), on the one hand, and Annie’s, Inc. (the “Company”), on the other hand (the Executive and the Company are referred to collectively as the “Parties”). Capitalized terms used but not defined herein shall have the same meaning as set forth in the Transition and Separation Agreement between the Executive and the Company entered into as of March 26, 2014 (the “Separation Agreement”).
1.General Release and Waiver. In consideration of the payments or benefits referenced in the Separation Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive, for herself and for her heirs, executors, administrators, trustees and legal representatives, and their respective successors and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its subsidiaries and affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their respective assets, employee benefit plans or funds, or past, present or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents or counsel, and their respective successors and assigns, whether acting on behalf of the Company or its subsidiaries or affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date that the Executive executes this Release, and any and all liability which any such Releasee may have to the Releasors, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Uniform Trade Secrets Act, the Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Family Rights Act, and the California Labor, Government, and Business and Professions Codes, all as amended; (b) any and all claims arising from or relating to, as applicable, the Executive’s service as an officer of the Company or any of its subsidiaries or affiliates and the termination or resignation of such officer positions, or the Executive’s employment with the Company or the termination of such employment; (c) all claims related to Executive’s compensation or benefits from the Company or the Releasees, including salary, bonuses, commissions, vacation pay, leave pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Releasees; (d) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (e) all tort claims, including claims for fraud, defamation, privacy rights, emotional distress, and discharge in violation of public policy and all other claims under common law; and (f) all federal, state and local statutory or constitutional claims, including claims for compensation, discrimination, harassment, whistleblower protection, retaliation, attorneys’ fees, costs, disbursements, or other claims (referred to collectively as the “Released Claims”).
a.    The Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Executive understands the significance of Executive’s release of unknown claims and waiver of statutory protection against a release of unknown claims. Executive expressly assumes the risk of such unknown and unanticipated claims and agrees that this Release applies to all Released Claims, whether known, unknown or unanticipated.
b.    Notwithstanding the foregoing, this Release does not release claims that cannot be released as a matter of law, or the right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. However, by executing this Release, the Executive hereby waives the right to monetary recovery, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages, in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf.
c.    In addition, this Release shall not apply to (a) the Executive’s rights under any written agreement between the Executive and the Company that provides for indemnification, the Executive’s rights, if any, to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company, or the Executive’s rights, if any, to indemnification under the by-laws or articles of incorporation of the Company; (b) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable; (c) the Executive’s right to enforce the Separation Agreement or (d) Executive’s rights, if any, under the following equity awards of the Company, including the rights, if any, to vest in and exercise such equity awards in accordance with their terms: (i) 4,268 stock options granted April 1, 2013; (ii) 1,544 performance share units granted April 1, 2013; (iii) 15,000 stock options granted May 30, 2013; and (iv) 630 performance share units granted May 30, 2013.
d.    Notwithstanding the foregoing, the Executive understands the significance of the Executive’s release of unknown claims and waiver of statutory protection against a release of unknown claims. The Executive expressly assumes the risk of such unknown and unanticipated claims and agrees that this Release applies to all Released Claims, whether known, unknown or unanticipated, except as otherwise expressly set forth herein.
2.Acknowledgement of Payments Provided. The Termination Payment (the “Consideration”) exceeds any wages, payment, insurance, benefit, or other thing of value to which the Executive otherwise is entitled under any policy, plan or procedure of the Company or any other agreement between the Executive and the Company, but for this Release.
3.No Claims. Executive represents that there are no claims or actions currently filed or pending relating to the subject matter of the Release, the Separation Agreement or any Released Claims. Executive shall not file or permit to be filed on the Executive’s behalf any such claims or actions. Executive hereby requests all administrative agencies having jurisdiction over employment and labor law matters and courts to honor Executive’s release of claims under this Release. Should the Company ever request Executive to execute any administrative dismissal forms, Executive shall immediately execute the form and return it to the Company. Should Executive file any claim or action relating to the subject matter of this Release, the Separation Agreement or any Released Claims, such filing shall be considered an intentional breach of the Release and Executive will be liable for the Company’s damages and costs, including without limitation, the amount of any Termination Payments paid to the Executive, and in addition the Company will retain the right to pursue any other remedy available to it under law and equity. Executive further represents that Executive has not failed to report any work-related occupational injuries or diseases arising out of or in the course of employment with the Company.
4.No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee. This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor.

5.Miscellaneous. This Release will be construed and enforced in accordance with the laws of the State of California without regard to the principles of conflicts of law. If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. Should any provision of this Release require interpretation or construction, it is agreed by the Parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document. The Parties agree to bear their own attorneys’ fees and costs with respect to this Release.
6.Knowing and Voluntary Waiver. Executive certifies that this Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that exists or that Executive has or may claim to have under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act (29 USC Section 621, et seq.) (“ADEA”). Executive : (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least 21 calendar days, or has waived all or any portion of such 21-day period; (c) is hereby advised by the Company in writing to consult with an attorney of her choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with her independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to her satisfaction any questions she has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that she has seven calendar days in which to revoke this Release (as described in the Separation Agreement) after signing it and the agreement shall not become effective or enforceable until the revocation period has expired; and (g) is signing this Release voluntarily and of her own free will and agrees to abide by all the terms and conditions contained herein.
7.General Release by Company. In consideration of the premises contained in the Separation Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company hereby waives, releases and forever discharges, and agrees that it will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action, whether in law or in equity, which it asserts or could assert at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever against the Executive with respect to any event, matter, claim, damage or injury arising out of the Executive’s relationship with the Company, including with respect to any event, matter, claim, damage or injury arising prior to the date of this Release (collectively, the “Released Company Claims”). The Company expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California, which is set forth in Section 1(a) above. The Company understands the significance of the Company’s release of unknown claims and waiver of statutory protection against a release of unknown claims. The Company expressly assumes the risk of such unknown and unanticipated claims and agrees that this Release applies to all Released Company Claims, whether known, unknown or unanticipated, except as otherwise expressly set forth herein.
8.No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by either Party. This Release is not intended to be, and shall not be, construed as an admission that either Party has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the other Party.

9.Counterparts. This Release may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or electronic transmission shall be deemed an original executed counterpart.

Dated:
Isobel Jones

Dated:
John M. Foraker Chief Executive Officer
Annie’s, Inc.

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